EXHIBIT 16.2
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                              HJ & Associates, LLC
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington DC

December 30, 2004

Dear Sir/Madam:

We have read the statements included in Item 4 to the Form 8-K dated on or near December 30, 2004, of Exus Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to the review of the Company's March & June 2004 quarterly reports.

Very truly yours,

/s/ HJ & Associates, LLC

HJ & Associates, LLC